EXHIBIT 15.2

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Acknowledgement of the use of a report on unaudited interim financial information.

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Contracted Services, Inc. for the period ending September 30, 2006, and have issued our report thereon dated February 20, 2007.  With respect to the Registration Statement No. 333-136643 on Form SB-2/A of Contracted Services, Inc., we acknowledge our awareness of the use therein of said report. As indicated in such report, because we did not perform an audit, we expressed no opinion on that unaudited information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

February 20, 2007